UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2004

WESTERN WIRELESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-28160	91-1638901

(Commission File Number)	(IRS Employer Identification No.)

3650 131st Avenue S.E. Bellevue, Washington	98006

(Address of Principal Executive Offices)	(Zip Code)

(425) 586-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On November 8, 2004, Western Wireless Corporation issued a press release, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference, announcing, among other things, its financial results for the third quarter of 2004.

     Item 4.02 below and the press release issued by Western Wireless on November 2, 2004, a copy of which is attached as Exhibit 99.2 hereto, are incorporated herein by reference and contain, among other things, information about adjustments to Western Wireless’ financial statements for the fiscal quarters ended June 30 and March 31, 2004 and for the fiscal years ended December 31, 2003, 2002, and 2001.

     The information furnished under Item 2.02 of this Current Report on Form 8-K, including the exhibits attached as Exhibits 99.1 and 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference to such filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)     During the preparation of Western Wireless Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Western Wireless determined that the accounting for certain direct labor costs associated with network construction at its international operations required correction. In discussions with PricewaterhouseCoopers, LLP, Western Wireless’ independent registered public accounting firm, and its Audit Committee, Western Wireless’ management determined that certain of these costs should have been capitalized in prior periods. If these corrections for prior periods were made in the third quarter of 2004 the cumulative impact of these corrections would have resulted in a material increase to Western Wireless’ net income for the third quarter of 2004. As a result, Western Wireless will file a Form 10-K/A for the year ended December 31, 2003 containing restated financial information reflecting adjustments to the Company’s previously reported financial information in its Form 10-Ks for the years ended December 31, 2003, 2002 and 2001. Western Wireless will also file two Form 10-Q/As containing restated financial information reflecting adjustments to the Company’s previously reported financial information in its Form 10-Qs for the quarters ended June 30 and March 31, 2004.

     The restated financial information in the Form 10-K/A and the Form 10-Q/As will also reflect other corrections which taken together were not significant enough to otherwise necessitate a restatement for the affected periods. These corrections include adjustments for (i) the capitalization of interest and financing expenses associated with certain of Western Wireless’ international operations during 2001; (ii) the increase of cash and cash equivalents and accounts payable, by the same amounts, in the 2001 and 2002 balance sheets; (iii) the reclassification to cash and cash equivalents of certain cash which had been considered restricted and recorded as prepaid expenses and other current assets in 2002; (iv) the recognition in the first quarter of 2003 of an incremental impairment (and the tax effects related thereto) originally recorded in the fourth quarter of 2003 arising from disposition of Western Wireless’ Arizona 6 RSA; (v) the recognition of interconnection revenue and related expenses by certain of Western Wireless’ international operations in the fourth quarter of 2003 previously recognized in the first quarter of 2004; (vi) the reclassification of a portion of activation fee revenue from subscriber revenue to equipment revenue in the third and fourth quarters of 2003; (vii) the recognition and recording of withholding tax on certain international management fee revenue in 2003; and (viii) the reclassification of non-cash charges related to certain interest rate hedges from other comprehensive income to the first quarter of 2004 previously recognized in the fourth quarter of 2003. These adjustments and capitalization of the direct labor costs referenced above have also resulted in adjustments to depreciation, amortization and accretion expense; minority interests; foreign currency translation; and the provision for income taxes.

     The impact of these adjustments on a cumulative basis will decrease Western Wireless’ net losses by $1.9 million and $6.2 million, respectively, for the years ended December 31, 2002 and 2001; increase net loss by $2.4 million for the year ended December 31, 2003; and increase net income by $4.8 million and $0.4 million, respectively, for the quarters ended March 31 and June 30, 2004.

     Accordingly, on November 2, 2004, Western Wireless concluded that the financial statements being restated should no longer be relied upon.

     The audit committee has discussed with PricewaterhouseCoopers LLP, Western Wireless’ independent registered public accounting firm, the matters disclosed in this report.

     Western Wireless will file a Form 12b-25 with the Securities and Exchange Commission extending the time to file its Quarterly Report on Form 10-Q for the third quarter of 2004 to November 15, 2004, and currently expects to file this Quarterly Report together with the amendments referred to above not later than that day.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated November 8, 2004

99.2	Press Release dated November 2, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN WIRELESS CORPORATION (Registrant)
Date: November 8, 2004	By:	/s/ Jeffrey A. Christianson
Jeffrey A. Christianson
Senior Vice President and General Counsel